As filed with the Securities and Exchange Commission on June 4, 2010.	Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_______________

FORM S-8
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933
_______________

PERNIX THERAPEUTICS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	33-0724736 (I.R.S. Employer Identification No.)

33219 Forest West Street Magnolia, Texas (Address of Principal Executive Offices)	77354 (Zip Code)

Golf Trust of America, Inc. 2007 Stock Option Plan
(Full title of the plan)
_______________

Tracy S. Clifford
Chief Financial Officer, Treasurer, and Secretary
Pernix Therapeutics Holdings, Inc.
33219 Forest West Street
Magnolia, Texas  77354
(832) 934-1825
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Allen E. Frederic, III
Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.
201 St. Charles Avenue
New Orleans, Louisiana 70170-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit(3)	Proposed maximum aggregate offering price(4)	Amount of registration fee(4)
Common Stock (par value $0.01 per share)	350,000 shares(2)	$3.38	$1,183,000	$84.35
(1)	Upon a stock split, stock dividend, or similar transaction in the future during the effectiveness of this Registration Statement and involving our Common Stock, the number of shares registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Represents the number of shares of our Common Stock issuable under outstanding stock options granted under the Golf Trust of America, Inc. 2007 Stock Option Plan (the “Plan”), as adjusted for the reverse stock split which occurred in conjunction with the merger between Golf Trust of America, Inc. (the original Registrant) and Pernix Therapeutics, Inc. that closed on March 9, 2010.

(3)	Represents the weighted average exercise price of the outstanding options.

(4)
The aggregate offering price and registration fee are calculated pursuant to Rule 457(h) under the Securities Act on the basis of the weighted average exercise price of the outstanding options as described in footnote (3).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the applicable prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

I-1

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

On December 14, 2007, the Registrant’s stockholders approved the Golf Trust of America, Inc. 2007 Stock Option Plan (the “Plan”).  As adjusted for a reverse stock split of the Registrant’s shares of common stock on March 9, 2010, 350,000 shares are authorized for issuance under the Plan, all of which are issuable pursuant to the exercise of options currently outstanding under the Plan.

Item 3.  Incorporation of Documents by Reference.

The following documents, which have been filed by Pernix Therapeutics Holdings, Inc. (the “Company” or the “Registrant”) with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

(a)           The Company’s latest Annual Report on Form 10-K filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the “Exchange Act”);

(b)           All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a); and

(c)           The description of the Company’s Common Stock included in Item 1 of the Company’s Registration Statement on Form 8-A filed with the Commission on February 7, 1997, as amended by the amendment on Form 8-A/A filed by the Registrant on March 15, 2010 and any other amendment or report filed for the purpose of updating such description.

All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.  Any statements contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Officers and Directors.

Section 2-418 of the Maryland General Corporation Law (the “MGCL”) empowers us to indemnify, subject to the standards set forth therein, any person who is a party in connection with any action, suit, or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee, or agent of the Company, or is or was serving as such with respect to another entity at our request.  The MGCL also provides that we may purchase insurance on behalf of any such director, officer, employee or agent.

Our articles of incorporation and bylaws provide for indemnification of our officers and directors to the fullest extent permitted under Section 2-418 of the MGCL.  The articles and bylaws also provide that the expenses of officers and directors incurred in defending any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, must be paid by us as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the officer or director is not entitled to be indemnified by us.

Our articles of incorporation and bylaws limit the liability of our directors and officers for money damages to the Company and its stockholders to the fullest extent permitted from time to time by Maryland law.  Maryland law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.  This provision does not limit the ability of the Company or its stockholders to obtain other relief, such as an injunction or rescission.

Our articles of incorporation and bylaws also require us to purchase and maintain director and officer insurance.

Insofar as indemnification for liabilities arising out of the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by our directors, officers, or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description of Exhibits
5	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

23.1	Consent of Cherry, Bekaert & Holland, L.L.P.

23.2	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5).

24	Powers of Attorney pursuant to which this Registration Statement has been signed on behalf of certain of our officers and directors (included in the signature pages of this Registration Statement).

99	Golf Trust of America, Inc. 2007 Stock Option Plan.

Item 9.  Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Magnolia, State of Texas, on June 4, 2010.
PERNIX THERAPEUTICS HOLDINGS, INC.

By:	/s/ Cooper C. Collins
Cooper C. Collins
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Cooper C. Collins and Tracy S. Clifford, or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that such attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on June 4, 2010.

Signature	Title

/s/ Michael C. Pearce	Chairman of the Board
Michael C. Pearce

/s/ Cooper C. Collins	President, Chief Executive Officer, and Director
Cooper C. Collins	(Principal Executive Officer)

/s/ Tracy S. Clifford	Chief Financial Officer, Treasurer, and Secretary
Tracy S. Clifford	(Principal Accounting and Financial Officer)

/s/ Anthem Blanchard	Director
Anthem Blanchard

/s/ Jan H. Loeb	Director
Jan H. Loeb

/s/ James E. Smith, Jr.	Director
James E. Smith, Jr.

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
5	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

23.1	Consent of Cherry, Bekaert & Holland, L.L.P.

23.2	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5).

24	Powers of Attorney pursuant to which this Registration Statement has been signed on behalf of certain of our officers and directors (included in the signature pages of this Registration Statement).

99	Golf Trust of America, Inc. 2007 Stock Option Plan.